SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549





                                   FORM 8-K




                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) August 12, 1997






                          LIN Television Corporation
            (Exact name of registrant as specified in its charter)







            Delaware                       0-25206               13-3581627
(State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
 incorporation or organization)                             Identification No.)

Four Richmond Square, Suite 200                                    02906
    Providence, Rhode Island                                     (Zip Code)
(Address of principal executive
            office)



       Registrant's telephone number, including area code (401) 454-2880

Item 5.  Other Events

LIN Television Corporation, a Delaware corporation (the "Company") and newly formed affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") known as Ranger Holdings Corp. and Ranger Acquisition Company have entered into an Agreement and Plan of Merger dated as of August 12, 1997 (the "Merger Agreement"), pursuant to which Ranger Acquisition Company will be merged with and into the Company (the "Merger"). In the Merger, each outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), will be converted into the right to receive $47.50 cash plus an incremental amount as set forth in the Merger Agreement. The purchase price per share of Company Common Stock will increase at the rate of 8% per annum (approximately $0.3123 per share per month) commencing the earlier of January 1, 1998 or the date the shareholders of the Company approve the Merger. A copy of the Merger Agreement is attached hereto as Exhibit 2, and is incorporated herein by reference.

Contemporaneously, AT&T Corp., Hicks Muse and the Company have entered into an agreement pursuant to which AT&T Corp. will sell WOOD-TV (Grand Rapids, Michigan) together with its local marketing arrangements with WOTV for approximately $122.5 million, subject to certain adjustments, to a Hicks Muse affiliate if the Merger occurs. If the Merger does not occur, WOOD-TV and its arrangements with WOTV will be purchased by the Company. The WOOD-TV agreement is not subject to the approval of the shareholders of the Company.

Completion of the Merger is subject to various conditions, including approval by the Federal Communications Commission of the transfer of the Company's broadcast licenses, approval of the Merger by the holders of a majority of outstanding Company Common Stock, additional approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock excluding shares (representing approximately 45 percent of the outstanding shares) owned by AT&T Corp., funding of the transaction under debt and equity commitments that have been arranged, and the expiration of the applicable Hart-Scott-Rodino waiting period. AT&T Corp. has agreed that it will vote its shares of Company Common Stock in favor of the Merger only if the Merger is approved by the holders of a majority of the outstanding shares of Company Common Stock other than those owned by AT&T Corp. Cook Inlet Communications Corp. ("Cook Inlet"), the holder of approximately 5 percent of the outstanding shares of Company Common Stock, has agreed to vote the shares it owns at the time of the shareholders meeting in favor of the Merger. In addition, Cook Inlet and AT&T Corp. have terminated a pre-existing agreement with respect to the voting of their shares regarding the election of directors. The Company may terminate the Merger Agreement prior to receipt of shareholder approval and accept a proposal determined by its Board of Directors to be more favorable to the shareholders of the Company than the announced Merger, subject to the payment of a termination fee to Hicks Muse.

In connection with the spinoff of the Company from LIN Broadcasting Corporation in December 1994, the Company and the predecessor of a subsidiary of AT&T Corp. entered into a Television Private Market Value Guarantee Agreement ("Private Market Value Guarantee"), which among other things, provides for an appraisal and sale of the Company in 1998. Under that agreement, appraisers would have determined the private market value (as defined therein) of the Company, and AT&T Corp. would have had the option to purchase, at the appraised price, the approximately 55% of the Company it does not own. If AT&T Corp. were to decline to exercise its option, then the Company (including AT&T Corp.'s approximately 45%) would be put up for sale under the direction of independent directors designated pursuant to the Private Market Value Guarantee. Under the terms of an amendment to the Private Market Value Guarantee, AT&T Corp. has relinquished its option to purchase the approximately 55% of the Company it currently does not own, the requirement that appraisers be appointed has been eliminated and the commencement date of any sale process under the Private Market Value Guarantee has been deferred and will only occur if the Merger does not occur. A copy of the Amendment to Television Private Market Value Guarantee is attached hereto as exhibit 99.1 and is incorporated herein by reference.

A copy of the Company's press release dated August 12, 1997 is attached hereto as Exhibit 99.2 and is incorporated herein by reference.


Item 7.  Financial Statement and Exhibits.

     (c)  Exhibits.

          (2)--Agreement and Plan of Merger, dated as of August 12, 1997, by and among Ranger Holdings Corp., Ranger Acquisition Company and LIN Television Corporation.

          (99.1)--Amendment to Television Private Market Value Guarantee, dated as of August 12, 1997 between AT&T Wireless Services, Inc. and LIN Television Corporation.

          (99.2)--Press Release of LIN Television Corporation, dated August 12, 1997.
                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              LIN Television Corporation



Dated:  August 13, 1997                       By:/s/ Peter E. Maloney
                                              Name:  Peter E. Maloney
                                              Title: Vice President-Finance

                                 EXHIBIT INDEX

   Exhibit No.                      Description                    Page No.
   ____________                    ____________                   _________

        2 Agreement and Plan of Merger, dated as of August 12, 1997, by and among Ranger Holdings
                  Corp., Ranger Acquisition Company and LIN
                  Television Corporation.


       99.1       Amendment to Television Private Market Value
                  Guarantee, dated as of August 12, 1997 between AT&T Wireless Services, Inc. and LIN
                  Television Corporation.


       99.2 Press Release of LIN Television Corporation, dated August 12, 1997.